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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration File No.: 333-70522

PROSPECTUS



                                3,000,000 SHARES


                               [GRAPHIC OMITTED]




                                  COMMON STOCK

                               ----------------
     This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this process we may offer, issue and sell, from time to time, up to 3,000,000 shares of our common stock in connection with acquisitions of or investments in other businesses or assets. These acquisitions of or investments in businesses or assets will be made at negotiated prices. The total number of shares issued to consummate any of these acquisitions or investments will depend on the prevailing market price of our common stock at the time of the acquisition or investment. We may also issue shares of common stock at a later time, upon the exercise or conversion of other securities that we may issue or assume in connection with acquisitions, such as options, warrants, convertible notes or other similar instruments. With our consent, this prospectus may also be used by the persons owning or controlling the business or properties we acquire to sell the shares they receive from us to the public. If this happens, we will not receive any proceeds from the sale of such shares.



     We do not expect to pay underwriting discounts or commissions with respect to the shares covered by this prospectus. However, we may pay finders' fees to anyone who assists us in finding securities, businesses or assets to acquire. Anyone to whom we pay a finders' fee may be considered an "underwriter" under the Securities Act of 1933.



     Our common stock is traded on the New York Stock Exchange under the symbol "AH." On November 26, 2001, the closing market price of our common stock was $22.75 per share.



     Investing in these securities involves certain risks. You should see the "risk factors" beginning on page 1 for a discussion of certain factors you should consider before buying shares of our common stock.



     These securities have not been approved or disapproved by the securities and exchange commission or any state securities commission nor has the sec or any state securities commission determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




               The date of this Prospectus is November 28, 2001.



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                               TABLE OF CONTENTS




                                                               Page
Risk Factors ..............................................    1
Armor Holdings, Inc .......................................    6
Acquisition Program .......................................    7
Incorporation of Certain Documents by Reference ...........    7
Where You Can Find More Information .......................    8
Special Note Regarding Forward Looking Statements .........    8
Terms of Specific Acquisitions ............................    9
Selling Stockholders ......................................    9
Use of Proceeds ...........................................   10
Dividend Policy ...........................................   10
Legal Matters .............................................   10
Experts ...................................................   10

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     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available to you without charge upon written request to our Corporate Secretary, c/o Armor Holdings, Inc., 1400 Marsh Landing Parkway, Suite 112, Jacksonville, Florida 32250, (904) 741-5400. To obtain timely delivery, you should request the information at least five business days before the date on which you make your investment decision.


















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                                 RISK FACTORS

     Before you invest in our common stock, you should consider carefully the following risk factors and cautionary statements. If any of the following risks actually occur, our business, financial condition or results of operation may suffer. As a result, the trading price of our common stock could decline significantly.


                         RISKS RELATED TO OUR INDUSTRY

THE PRODUCTS WE SELL ARE INHERENTLY RISKY AND COULD GIVE RISE TO PRODUCT LIABILITY CLAIMS.

     The products we manufacture are used in applications where the failure to use such products for their intended purposes, the failure to use them properly, or their malfunction, could result in serious bodily injury or death. Our products include: body armor designed to protect against ballistic and sharp instrument penetration; less-lethal products such as less-lethal munitions, pepper sprays, distraction devices and flameless expulsion grenades; various models of police batons made of wood, alloy steel, acetate, aluminum and polycarbonate products; vehicle and hard armoring systems; and police duty gear.

     We are aware of claims against certain of our subsidiaries, of permanent physical injury and death caused by self-defense sprays and other munitions intended to be less-lethal. In addition, the manufacture and sale of certain less-lethal products may be the subject of product liability claims arising from the design, manufacture or sale of such goods. Based on our experience, we believe that we maintain adequate insurance coverage under the circumstances. However, we cannot assure you that this coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure you that this or any other insurance coverage will continue to be available or, if available, that we will be able to obtain it at a reasonable cost. Any material uninsured loss could have a material adverse effect on our business, financial condition and results of operations. In addition, the inability to obtain product liability coverage would prohibit us from bidding for orders from certain municipal customers since, at present, many municipal bids require such coverage, and any such inability would have a material adverse effect on our business, financial condition and results of operations.

THE SERVICES WE PROVIDE ARE INHERENTLY RISKY AND MAY SUBJECT US TO CLAIMS SEEKING SUBSTANTIAL DAMAGES.

     We provide security risk management services through our ArmorGroup Services Division. These services are most in demand in areas of the world encountering high levels of violence, unstable or chaotic political environments and little or no effective local law enforcement authorities. As a result, our management and employees are often located, and provide services, in hostile and high risk environments characterized by political instability, emerging market conditions and/or significant natural resources such as Africa, South America, Southeast Asia, Central Asia, the Balkans and Russia. In addition, we operate in locations where murders, kidnappings and attacks on facilities and installations and terrorism are endemic. We cannot be certain whether parties will bring lawsuits in the future alleging negligence or other theories of liability in the provision of security services and seeking substantial amounts in damages. Based on our experience, we believe that the insurance coverage that we maintain is adequate under the circumstances. However, the success of such a lawsuit could have a material adverse effect on our business, financial condition and results of operations.

MANY OF OUR EMPLOYEES ARE LOCATED IN SITUATIONS WHERE THEY ARE SUBJECT TO HEIGHTENED RISK OF PERSONAL HARM.

     Our management and employees are often located in hostile and high risk environments, including locations where murders, kidnappings and attacks on persons are endemic. Any personal attacks on our personnel could materially adversely effect our operations, particularly in the locations where such attacks occur. Additionally, we may be subject to material claims from our employees who are subject to physical harm or their beneficiaries.


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WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND OUR FAILURE OR INABILITY
TO COMPLY WITH THESE REGULATIONS COULD MATERIALLY RESTRICT OUR OPERATIONS AND SUBJECT US TO SUBSTANTIAL PENALTIES.


     We are subject to federal licensing requirements with respect to the sale in foreign countries of certain of our products. In addition, we are obligated to comply with a variety of federal, state and local regulations governing certain aspects of our operations and workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, State and Transportation, the U.S. Environmental Protection Agency and the U.S. Bureau of Alcohol, Tobacco and Firearms. Additionally, the failure to obtain applicable governmental approval and clearances could adversely affect our ability to continue to service the government contracts we maintain. Furthermore, we have material contracts with governmental entities and are subject to rules, regulations and approvals applicable to government contractors. We are also subject to routine audits to assure our compliance with these requirements. Our failure to comply with these contract terms, rules or regulations could expose us to substantial penalties, including the loss of these contracts and disqualification as a U.S. government contractor.


     Like other companies operating internationally, we are subject to the Foreign Corrupt Practices Act and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. We operate in countries known to experience endemic corruption. Our extensive operations in such countries creates the risk of an unauthorized payment by an employee or agent of ours which would be in violation of various laws including the Foreign Corrupt Practices Act. Violations of the Foreign Corrupt Practices Act may result in severe criminal penalties which could have a material adverse effect on our business, financial condition and results of operations.


WE HAVE SIGNIFICANT INTERNATIONAL OPERATIONS AND ASSETS AND ARE THEREFORE SUBJECT TO ADDITIONAL FINANCIAL AND REGULATORY RISKS.


     We have operations and assets in many parts of Africa, South America, Southeast Asia, Central Asia, the Balkans and Russia. In addition, we sell our services and products in other foreign countries and seek to increase our level of international business activity. Accordingly, we are subject to various risks, including: U.S.-imposed embargoes of sales to specific countries; foreign import controls (which may be arbitrarily imposed and enforced); exchange rate fluctuations; dividend remittance restrictions; expropriation of assets; war, civil uprisings and riots; government instability; the necessity of obtaining government approvals for both new and continuing operations; and legal systems of decrees, laws, taxes, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied.


     We may also be subject to unanticipated income taxes, excise duties, import taxes, export taxes or other governmental assessments. In addition, payments to us in our international markets are often in local currencies. Although most of these currencies are presently convertible into U.S. dollars, we cannot be sure that convertibility will continue. Even if currencies are convertible, the rate at which they convert is subject to substantial fluctuation. Our ability to transfer currencies into or out of local currencies may be restricted or limited. Any of these events could result in a loss of business or other unexpected costs which could reduce revenue or profits and have a material adverse effect on our business, financial condition and results of operations.


     We routinely operate in areas where local government policies regarding foreign entities and the local tax and legal regimes are often uncertain, poorly administered and in a state of flux. We cannot, therefore, be certain that we are in compliance with, or will be protected by, all relevant local laws and taxes at any given point in time. A subsequent determination that we failed to comply with relevant local laws and taxes could have a material adverse effect on our business, financial condition and results of operations.


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TERRORISM MAY ADVERSELY AFFECT OUR ABILITY TO DELIVER PRODUCTS AND SERVICES TO
   OUR CUSTOMERS.

     Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may make travel and transportation of our supplies and products more difficult and expensive and ultimately affect the sales of our products, and delivery of our services, in the United States and overseas. Additionally, as a result of terrorism, the United States may enter into an armed conflict that could adversely impact our sales, supply chain, production capability and ability to deliver products and services to our customers.


                         RISKS RELATED TO OUR BUSINESS

THERE ARE LIMITED SOURCES FOR SOME OF OUR RAW MATERIALS WHICH MAY SIGNIFICANTLY CURTAIL OUR MANUFACTURING OPERATIONS.

     The raw materials that we use in manufacturing ballistic resistant garments and Up-Armored vehicles include: SpectraShield, a patented product of Honeywell, Inc.; Z-Shield, a patented product of Honeywell, Inc.; Zylon, a patented product of Toyobo Co., Ltd.; Kevlar, a patented product of E.I. du Pont de Nemours Co., Inc. ("Du Pont"); and Twaron, a patented product of Akzo-Nobel Fibers, B.V. We purchase these materials in the form of woven cloth from five independent weaving companies. In the event Du Pont or its licensee in Europe cease, for any reason, to produce and sell Kevlar, we would utilize these other ballistic resistant materials as a substitute. However, none of Spectrashield, Twaron, Z-Shield or Zylon is expected to become a complete substitute for Kevlar in the near future. We enjoy a good relationship with our suppliers of Kevlar, SpectraShield, Twaron, Z-Shield and Zylon. The use of Zylon and Z-Shield in the design of ballistic resistant vests is a recent technological advancement that is subject to continuing development and study. Toyobo is the only producer of Zylon, and Honeywell is the only producer of Z-Shield. Should these materials become unavailable for any reason, we would be unable to replace them with materials of like weight and strength. Thus, if our supply of any of these materials were cut off or if there were a material increase in the prices of these materials, our manufacturing operations could be severely curtailed and our business, financial condition and results of operations would be materially adversely affected.

THE LOSS OF, OR A SIGNIFICANT REDUCTION IN, U.S. MILITARY BUSINESS WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     U.S. military contracts account for a significant portion of the business of the Armor Mobile Security Division. The U.S. military funds these contracts in annual increments, and the contracts require subsequent authorization and appropriation that may not occur or that may be for less than the total amount of the contract. Changes in the U.S. military's budget, spending allocations, and the timing of such spending, could adversely affect our ability to receive future contracts. Also the U.S. military generally has the right to cancel its contracts unilaterally, at its convenience.

WE ARE DEPENDENT ON A SINGLE SUPPLIER OF COMPONENTS FOR UP-ARMORED HMMWVS AND WILL NOT BE ABLE TO DELIVER UP-ARMORED HMMWVS IF OUR SUPPLY IS INTERRUPTED.

     The Armor Mobile Security Division is the sole-source provider to the U.S. military for the supply of armoring and blast protection systems for the HMMWV. Up-Armored HMMWVs accounted for approximately one-third of the sales of the Armor Mobile Security Division during the twelve months ended June 30, 2001. These HMMWVs are manufactured by AM General Corporation under separate U.S. military contracts. Should deliveries of HMMWVs be significantly interrupted, or should other single source suppliers significantly interrupt deliveries of components for Up-Armored HMMWVs, we will not be able to deliver Up-Armored HMMWVs to the U.S. military on schedule, which could have a material adverse effect on us.

OUR RESOURCES MAY BE INSUFFICIENT TO MANAGE THE DEMANDS IMPOSED BY OUR GROWTH.

     We have rapidly expanded our operations, and this growth has placed significant demands on our management, administrative, operating and financial resources. The continued growth of our customer base, the types of services and products offered and the geographic markets served can be expected to continue to place a significant strain on our resources. In addition, we cannot easily identify and hire


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personnel qualified both in the provision and marketing of our security services and products. Our future performance and profitability will depend in large part on: our ability to attract and retain additional management and other key personnel; our ability to implement successful enhancements to our management, accounting and information technology systems; and our ability to adapt those systems, as necessary, to respond to growth in our business.


MANY OF OUR CUSTOMERS HAVE FLUCTUATING BUDGETS WHICH MAY CAUSE SUBSTANTIAL FLUCTUATIONS IN OUR RESULTS OF OPERATIONS.


     Customers for our products include military, law enforcement and other governmental agencies. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for these customers. Many domestic and foreign government agencies have in the past experienced budget deficits that have led to decreased spending in certain areas. Our results of operations may be subject to substantial period-to-period fluctuations because of these and other factors affecting spending. A reduction of funding for military, law enforcement and other governmental agencies could have a material adverse effect on our business, financial condition and results of operations.


WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY.


     We are dependent upon a variety of methods and techniques that we regard as proprietary trade secrets. We are also dependent upon a variety of trademarks, service marks and designs to promote brand name development and recognition. We rely on a combination of trade secrets, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect our rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to intellectual property, however, such measures may not provide adequate protection. In addition, there can be no assurance that courts will always uphold our intellectual property rights, or enforce the contractual arrangements that we have entered into to protect our proprietary technology. Any unenforceability or misappropriation of our intellectual property could have a material adverse effect on our business, financial condition and results of operations. In addition, if we bring or become subject to litigation to defend against claimed infringement of our rights or of the rights of others or to determine the scope and validity of our intellectual property rights, such litigation could result in substantial costs and diversion of our resources which could have a material adverse effect on our business, financial condition and results of operations. Unfavorable results in such litigation could also result in the loss or compromise of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, or prevent us from selling our products which could have a material adverse effect on our business, financial condition and results of operations.


WE MAY BE UNABLE TO COMPLETE OR INTEGRATE ACQUISITIONS AND AS A RESULT MAY INCUR UNANTICIPATED LIABILITIES OR OPERATIONAL DIFFICULTIES.


     We intend to grow through the acquisition of businesses and assets that will complement our current businesses. We cannot be certain that we will be able to complete attractive acquisitions, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. We may not be successful in integrating acquired businesses into our existing operations. Integration may result in unanticipated liabilities or unforeseen operational difficulties, which may be material, or require a disproportionate amount of management's attention. Acquisitions may result in our incurring additional indebtedness or issuing preferred stock or additional common stock. Competition for acquisition opportunities in the industry may rise, thereby increasing our cost of making acquisitions or causing us to refrain from making further acquisitions. In addition, the terms and conditions of our credit facility impose restrictions on us that, among other things, may restrict our ability to make acquisitions.


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WE MAY BE ADVERSELY AFFECTED BY APPLICABLE ENVIRONMENTAL LAWS.


     We are subject to federal, state, and local laws and regulations governing the protection of the environment, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. We cannot assure you that we are at all times in complete compliance with all such requirements. Like all companies, we are subject to potentially significant fines or penalties if we fail to comply with environmental requirements. Environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future. We are also subject to environmental laws requiring the investigation and clean-up of environmental contamination. We may be subject to liability, including liability for clean-up costs, if contamination is discovered at one of our current or former facilities or at a landfill or other location where we have disposed wastes. The amount of such liability could be material. We use Orthochlorabenzalmalononitrile and Chloroacetophenone chemical agents in connection with our production of tear gas. These chemicals are hazardous, and could cause environmental damage if not handled and disposed of properly.


                        RISKS RELATED TO OUR SECURITIES


ONE STOCKHOLDER HAS THE ABILITY TO SIGNIFICANTLY INFLUENCE THE ELECTION OF OUR DIRECTORS AND THE OUTCOME OF CORPORATE ACTION REQUIRING STOCKHOLDER APPROVAL.


     Warren B. Kanders is the sole stockholder of Kanders Florida Holdings, Inc. Kanders Florida Holdings, Inc. and Mr. Kanders beneficially own 3,177,855 shares or approximately 12.79% of the outstanding shares of our common stock. In addition, our officers and directors, including Mr. Kanders, beneficially own an aggregate of 5,351,301 shares, or approximately 20.32%, of the common stock. Consequently, Mr. Kanders, as Chairman of the Board of Directors and as the sole stockholder of Kanders Florida Holdings, Inc., together with our other officers and directors, will have the ability to significantly influence the election of our directors and the outcome of corporate actions requiring stockholder approval, including a change in control.


DELAWARE LAW MAY LIMIT POSSIBLE TAKEOVERS.


     Our certificate of incorporation makes us subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits publicly-held Delaware corporations to which it applies from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This provision could discourage others from bidding for our shares and could, as a result, reduce the likelihood of an increase in our stock price that would otherwise occur if a bidder sought to buy our stock.


THE MARKET PRICE FOR OUR COMMON STOCK IS VOLATILE.


     The market price for our common stock may be highly volatile. We believe that a variety of factors, including announcements by us or our competitors, quarterly variations in financial results, trading volume, general market trends and other factors, could cause the market price of our common stock to fluctuate substantially. Additionally, the market in general, and our common stock in particular, may be subject to increased volatility due to the recent terrorist attacks in New York and Washington, D.C. and any resulting conflicts. Additionally, due to our relatively modest size, our winning or losing a large contract may have the effect of distorting our overall financial results.


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WE MAY ISSUE A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK IN CONNECTION WITH FUTURE
ACQUISITIONS AND THE SALE OF THOSE SHARES COULD ADVERSELY AFFECT OUR STOCK
PRICE.

     As part of our acquisition strategy, we anticipate issuing additional shares of our common stock. To the extent that we are able to grow through acquisitions for stock, the number of outstanding shares of common stock that will be eligible for sale in the future is likely to increase substantially. Persons receiving shares of our common stock in connection with these acquisitions may be more likely to sell large quantities of their common stock that may influence the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than would otherwise be obtained.

OUR STOCK PRICE MAY BE ADVERSELY AFFECTED WHEN ADDITIONAL SHARES ARE SOLD.

     If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. These sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate and may require us to issue greater amounts of our common stock to finance such acquisition. Additional shares sold to finance acquisitions may dilute our earnings per share if the new operations' earnings are disappointing.

WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS.

     We currently do not intend to pay any cash dividends on our common stock. We currently intend to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. Our credit facility contains restrictions on our ability to pay dividends or make other distributions.


                             ARMOR HOLDINGS, INC.

     We are a leading manufacturer and provider of security products, vehicle armor systems and security risk management services. Our products and services are used by military, law enforcement, security and corrections personnel throughout the world, as well as governmental agencies, multinational corporations and non-governmental organizations. Our company is organized and operated under three business segments: Armor Holdings Products; Armor Mobile Security; and ArmorGroup Services.

     Armor Holdings Products. Our Armor Holdings Products Division manufactures and sells a broad range of high quality branded law enforcement equipment, such as tactical armor, hard armor, duty gear, less-lethal munitions, anti-riot products, police batons, forensic products and weapon maintenance products. Our products are marketed under brand names that are well-known and respected in the military and law enforcement communities such as American Body Armor, Safariland, Defense Technology, Federal Laboratories, MACE (Registered Trademark) , PROTECH, NIK (Registered Trademark) Public Safety, Break-Free, Monadnock Lifetime Products and Lightning Powder. We sell our manufactured products primarily to law enforcement agencies through a worldwide network of over 500 distributors and sales agents including approximately 350 in the United States. Our extensive distribution capabilities and commitment to customer service and training have enabled us to become a leading provider of security equipment to law enforcement agencies. We believe there are significant opportunities to grow our manufacturing business through the acquisition and development of new product lines, expansion into new territories and further development of sales to specialized government and military agencies. In addition, we believe that consistent demand for our premium products at attractive margins will continue because our products are critical to the safety and effectiveness of our customers.

     Armor Mobile Security. Our Armor Mobile Security Division manufactures and installs ballistic and blast protected armoring systems for military vehicles, commercial vehicles, military aircraft and missile components. Under the brand name O'Gara-Hess & Eisenhardt, we are the sole-source provider to the U.S. military for the supply of armoring and blast protection systems for the


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HMMWV. We have also entered into an agreement to provide the U.S. military with certain maintenance services with respect to its HMMWVs. Additionally, the Armor Mobile Security Division has been subcontracted to develop a ballistically armored and sealed truck cab for HIMARS, a program currently in development for the U.S. Army, and also markets armor sub-systems for other tactical wheeled vehicles. We armor a variety of commercial vehicles, including limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles, to protect against varying degrees of ballistic and blast threats.

     ArmorGroup Services. Our ArmorGroup Services Division provides a broad range of sophisticated security risk management solutions to multinational corporations in diverse industries such as natural resources, financial services and consumer products, and to governmental and non-governmental agencies such as the U.S. Departments of State and Defense, the United Nations and CARE International. Our clients typically have personnel and other investments in unstable and often violent areas of the world. Through our offices on five continents, we provide our multinational clients with a diversified portfolio of security solutions to assist them in mitigating risks in their operations around the world. Our highly trained, multilingual and experienced security personnel work closely with our clients to create and implement solutions to complex security problems. These services include security planning, advice and management, security systems integration, intellectual property, asset protection, due diligence investigations and training programs in counterintelligence, countersurveillance, advanced driving techniques and ballistics. We believe that many of our security services, while often representing a small portion of our clients' overall cost of doing business, are critical to our clients' success. We believe that this creates a consistent demand for our premium services at attractive margins.

     Our principal executive office is at 1400 Marsh Landing Parkway, Suite 112, Jacksonville, FL 32250. Our telephone number is (904) 741-5400.


                              ACQUISITION PROGRAM

     Since January 1996, we have pursued a strategy of growth through acquisition of businesses and assets that complement our existing businesses. We seek to capitalize on the growth in demand for security services and products through, among other things, the pursuit of strategic acquisitions and continued global expansion.

     We intend to continue to pursue selective acquisitions to enhance our position in our current markets, to acquire operations in new markets, to acquire operations that will broaden the range of products and scope of services which we can provide and to make our existing operating infrastructure more efficient. In seeking and reviewing acquisition opportunities, we will consider, among other things, the quality of the product or service of the acquisition candidate, the competitive climate, the quality of the management, our ability to further leverage its distribution network and service its client base following an acquisition, the opportunity to improve or enhance operating results and other factors. We seek acquisition candidates worldwide, including areas that are not currently served or are under-served in the types of products and services we offer. In addition, we may make acquisitions of businesses or assets that are unrelated to our existing business if we determine that such acquisition would be beneficial.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospects information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus are also incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in these documents that we file with the SEC and are incorporated


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by reference in this prospectus, automatically update and supersede information contained in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

     We have filed the following documents with the SEC. These documents are incorporated into this prospectus by reference:

   (1)   our annual report on Form 10-K for the year ended December 31, 2000;

   (2) our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

   (3) our current reports on Form 8-K filed on April 27, 2001, August 22, 2001, August 23, 2001, September 7, 2001 and November 27, 2001;

   (4)   our definitive proxy on Schedule 14A filed on May 2, 2001; and

   (5) the description of our common stock contained in our registration statement on Form 8-A filed on April 29, 1999, including any amendments or reports filed for the purpose of updating that description.

     We will provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless specifically incorporated by reference. You should direct any request for documents to our Corporate Secretary, c/o Armor Holdings, Inc., 1400 Marsh Landing Parkway, Suite 112, Jacksonville, Florida 32250, (904) 741-5400.

     IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE ON WHICH YOU MUST MAKE YOUR INVESTMENT DECISION.

     You should rely only on the information contained in this document, including information incorporated by reference as described above, or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. This prospectus may only be used where it is legal to offer and sell these securities and by persons to whom we are permitted to offer and sell these securities. The information in this prospectus may only be accurate on the date of this prospectus. The information in documents incorporated by reference may only be accurate as of their filing date.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the SEC's regional office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may request copies of these documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a Web site (http://www.sec.gov) that contains our annual, quarterly and special reports, proxy and information statements.

     This prospectus is part of a registration statement we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Internet site.


       SPECIAL NOTE REGARDING FORWARD LOOKING AND CAUTIONARY STATEMENTS

     Except for the historical information and discussions, statements contained in this prospectus may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including, but not limited to, our failure to continue to develop and market new and innovative products and services and to keep pace with technological


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

change; competitive pressures; failure to obtain or protect intellectual property rights; the ultimate effect of various domestic and foreign political and economic issues on our business, financial condition or results of operations; quarterly fluctuations in revenues and volatility of stock prices; contract delays; cost overruns; our ability to attract and retain key personnel; currency and customer financing risks; dependence on certain suppliers; changes in the financial or business condition of our distributors or resellers; our ability to successfully manage acquisitions, alliances and integrate past and future business combinations; regulatory, legal, political and economic changes and other risks, uncertainties and factors inherent in our business.

     Before you invest in our common stock, you should be aware that the occurrence of the events described in the section captioned "Risk Factors" and otherwise discussed elsewhere in this prospectus or in materials incorporated in this prospectus by reference to our other filings with the Securities and Exchange Commission, could have a material adverse affect on our business, financial condition and results of operation.


                        TERMS OF SPECIFIC ACQUISITIONS

     We will determine the consideration for and other terms and conditions of specific acquisition transactions following negotiations with the owners or controlling persons of the company, business, interest or asset to be acquired. We anticipate that the consideration will consist of shares of common stock, and may also include cash, notes or other evidences of debt, guarantees, assumption of liabilities or a combination thereof, as determined from time to time by negotiations with the owners or controlling persons, subject to the approval and authorization of our Board of Directors. We also anticipate that shares of common stock issued in any such transactions will be valued at a price reasonably related to the current market value of the common stock either at the time the terms of the transaction are agreed upon or at or about the time of closing, or during the period or periods prior to delivery of the shares. However, shares of common stock may be issued at a premium over or discount from the then current market value of the common stock as reflected on the New York Stock Exchange.

     Under current NYSE rules, we may not issue Common Stock equal to 20% or more of the then outstanding common stock in connection with any one acquisition unless such issuance is approved by our stockholders.


                             SELLING STOCKHOLDERS

     We have also prepared this prospectus, as we may amend or supplement it if appropriate, for use by the persons, and their pledgees, donees, transferees or other successors in interest, who receive shares of our common stock in acquisitions covered by this prospectus. We refer to these persons as selling stockholders. Selling stockholders may not use this prospectus to reoffer any shares without first obtaining our prior written consent. We may condition our consent on the agreement by the selling stockholders that they not offer or sell more than a specified number of shares and that they only do so following the filing of any required supplements or amendments to this prospectus or such other conditions which we may determine. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Selling stockholders may resell shares on the New York Stock Exchange (or any other exchange on which our common stock may be listed), in block transactions or private transactions or otherwise, pursuant to underwriting agreement, or otherwise through brokers or dealers. We will not receive any proceeds from sales by selling stockholders.

     The selling stockholders and any underwriter or broker dealer retained by the selling stockholder may be deemed to be underwriters within the meaning the Securities Act. Any profits that the selling stockholders realize and the compensation they pay to any broker-dealer may be deemed to be underwriting discounts and commissions.


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

     When resales are to be made through a broker or dealer, a member firm of the NASD may be engaged to act as the selling stockholders' agent in the sale of shares by such selling stockholders. We anticipate that the commission paid to the member firm will be the normal commission (including negotiated commissions to the extent permissible). Sales of shares by the member firm may be made on the New York Stock Exchange or any other exchange on which our common stock may be listed or traded from time to time, at prices related to prices then prevailing or at negotiated prices. Such sales may be by block trade.


     In lieu of making sales through use of this Prospectus, Selling Stockholders may also make sales of the shares covered by this Prospectus pursuant to Rule 144 or Rule 145(d) under the Securities Act, to the extent that the provisions of such rules are applicable.


     A prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the name of the selling stockholder, the participating securities firm, if any, the number and kind of securities involved and other details of such resale to the extent appropriate.


                                USE OF PROCEEDS


     This prospectus relates to common stock of Armor Holdings, Inc. which may be offered and issued by us from time to time in connection with acquisitions of or investments in other businesses or assets. Other than the businesses or assets acquired, there will be no proceeds to us from these offerings. We will not receive any proceeds from the sale of any shares by any Selling Stockholder.


                                DIVIDEND POLICY


     We have not paid any cash dividends on our common stock for the last two fiscal years, and do not intend to pay any for the foreseeable future. We expect to continue to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. In addition, our credit facility restricts the payment of dividends on our common stock.


                                 LEGAL MATTERS


     The validity of the common stock will be passed upon for us by Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019. Robert L. Lawrence, a member of Kane Kessler, P.C., owns 5,000 shares of Common Stock.


                                    EXPERTS


     The Consolidated Financial Statements incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended, for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.


     The audited combined financial statements of The Security Products and Services Group as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for costs of start-up activities in the first quarter of 1999, as discussed in Note 2(o) to the combined financial statements. The audited combined financial statements referred to above are included herein in reliance upon the authority of said firm as experts in giving said report.


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